UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

September 29, 2005

Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street San Jose, California 95134
(Address of principal executive offices)

(408) 964-3500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Sanmina-SCI Magyarorszag Elekronikai Gyarto Kft and Sanmina-SCI Systems de Mexico, S.A. de C.V. (each, a “Subsidiary”), each a wholly-owned subsidiary of Sanmina-SCI Corporation (the “Company”), entered into a Revolving Trade Receivables Purchase Agreement, dated as of September 23, 2005, among the Subsidiaries, as originators, the Company and Sanmina-SCI UK Ltd., as servicers, the banks and financial institutions from time to time party thereto, as purchasers (the “Purchasers”), and Deutsche Bank AG New York, as adminstrative agent (the “Receivables Agreement”).  The closing of the Receivables Agreement occurred on September 26, 2005.  The Receivables Agreement has a term of two years from the date of the Receivables Agreement and permits the Subsidiaries to sell specified accounts receivable to the Purchasers from time to time.  The Subsidiaries may sell to the Purchasers up to $100.0 million of face/invoice amount of receivables at any time outstanding.  The Receivables Agreement allows for the designation of additional originators and the increase of the aggregate investment limits of the Purchasers to up to $400.0 million, in each case subject to the satisfaction of the conditions set forth in the Receivables Agreement including the agreement of the Purchasers to increase their respective invesment limits.

The covenants under the Company’s Credit and Guaranty Agreement, dated as of October 26, 2004, as amended limit the amount of foreign accounts receivable that may be sold under factoring or similar arrangements, including the Receivables Agreement, to $400.0 million in aggregate face amount sold and outstanding at any time.  The obligations of the Subsidiaries under the Receivables Agreement are guaranteed by the Company.  Each Subsidiary has provided a lien in favor of the collateral agent for the Purchasers in the accounts in which the proceeds of the sold receivables are remitted.

The purchase price for a receivable under a Receivables Agreement is equal to 100% of its invoice/face amount.  The Subsidiaries pay the Purchasers interest during the period from the date the receivable is sold to its maturity date.  The Receivables Agreement provides for a commitment fee based on the unused portion of the facility.

Upon the occurrence of a termination event, the Purchasers have the option to terminate their investment limits under the Receivables Agreement.  This termination is automatic in the case of certain bankruptcy events.  The termination events under the Receivables Agreement include defaults with respect to certain indebtedness, certain bankruptcy events, the occurrence of a change in control (as defined in the Receivables Agreement), the failure by the Subsidiaries or the Servicers to observe or perform covenants contained in the Receivables Agreement or the other transaction documents, upon the expiration of a grace period in certain instances, and representations and warranties being inaccurate in any material respect when made or deemed made.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The response to Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA-SCI CORPORATION

Date: September 29, 2005	By:	David L. White
David L. White
Executive Vice President and Chief Financial Officer